Exhibit 5.1

July 17, 2025

Hudson Global, Inc.

53 Forest Avenue, Suite 102

Old Greenwich, CT 06870

Ladies and Gentlemen:

We have acted as counsel to Hudson Global, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to (i) 741,875 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and (ii) 2,690,637 shares of a new class of 10.0% Series A Cumulative Perpetual Preferred Stock, $0.001 par value per share of the Company (the “Preferred Stock”) to be created pursuant to that certain Form of Certificate of Designations, Rights and Preferences for the Preferred Stock in the form attached to the Registration Statement as Exhibit 4.2 (the “Certificate of Designations”). The securities described in the foregoing clauses (i) and (ii) shall be referred to herein as the “Registered Securities”, and are to be issued pursuant to the terms of the Agreement and Plan of Merger dated as of May 21, 2025 (the “Merger Agreement”), by and among the Company, HSON Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Star Equity Holdings, Inc., a Delaware corporation (“Star”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Star, with Star continuing as the surviving corporation of the merger (the “Merger”), and a wholly owned subsidiary of the Company.

The Registered Securities consist of (a) shares of Common Stock (the “Common Shares”) to be issued in exchange for shares of common stock, $0.0001 par value per share, of Star (the “Star Common Stock”) pursuant to the Merger Agreement and (b) shares of Preferred Stock (the “Preferred Shares”) to be issued in exchange for shares of the 10.0% Series A Cumulative Perpetual Preferred Stock of Star (the “Star Preferred Stock”) pursuant to the Merger Agreement. The number of Registered Securities is in each case subject to adjustment to the extent that the number of shares outstanding of Star Common Stock or Star Preferred Stock changes prior to the effective time of the Merger and the term “Registered Securities” shall include any additional shares of Common Stock or Preferred Stock registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement. The Merger is subject to satisfaction or waiver of a number of closing conditions, including (i) approval by the stockholders of Star of the Merger and (ii) approval by the stockholders of the Company of the issuance of shares of Common Stock, which will represent more than 5% of the shares of Common Stock outstanding immediately prior to the Merger, to stockholders of Star, pursuant to the terms of the Merger Agreement and in accordance with Nasdaq Listing Rule 5635(a).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Merger Agreement, the Certificate of Designations, the Company’s certificate of incorporation and bylaws and the resolutions adopted by the Company’s board of directors relating to the Registration Statement, the Merger Agreement, the Certificate of Designations and the issuance of the Registered Securities by the Company, and such other instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.

In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Registration Statement, as finally amended, shall have become effective and remain effective under the Securities Act at the time of issuance and sale of the Registered Securities; (v) that the Registered Securities will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement; (vi) that the consummation of the Merger shall have been approved by the stockholders of Star and that the issuance of the Common Shares shall have been approved by the stockholders of the Company; (vii) that the Certificate of Designations shall have been filed with and accepted by the Secretary of State of Delaware in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) prior to the effective time of the Merger and the issuance of the Registered Securities; (viii) that the Merger shall have become effective under the DGCL and (ix) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on such examination, we are of the opinion that:

1. The Common Shares have been duly authorized and, upon issuance and delivery in exchange for the shares of Star Common Stock in accordance with the terms of the Merger Agreement, the Common Shares will be validly issued, fully paid and non-assessable;

2. The Preferred Shares, upon filing with and acceptance by the Secretary of State of the State of Delaware of the Certificate of Designations in accordance with the DGCL, have been duly authorized and, upon issuance and delivery in exchange for the shares of Star Preferred Stock in accordance with the terms of the Merger Agreement, the Preferred Shares will be validly issued, fully paid and non-assessable;

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

We express no opinion as to the laws of any other jurisdiction, other than the federal laws of the United States of America and the DGCL. We do not express any opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Registered Securities. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP

BAKER & HOSTETLER LLP